Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS FOURTH QUARTER AND 2004 RESULTS

CHICAGO (February 16, 2005) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the fourth quarter and twelve months ended December 31, 2004. Net income from continuing operations in the fourth quarter of 2004 was $1,183,000, or $0.05 per diluted share, as compared to $1,336,000, or $0.06 per diluted share, in the prior year fourth quarter. The fourth quarter 2003 results included a pre-tax net gain on the sale of minority interests of $966,000 which contributed $0.03 per diluted share.

For the fourth quarter ended December 31, 2004, total net revenue increased 28% to $17,477,000 from $13,611,000 for the prior year fourth quarter. Net revenue from surgical facilities was $13,249,000, up 44% from $9,208,000 in the prior year fourth quarter. This revenue increase was primarily due to a 50% increase in total surgical procedures performed in the fourth quarter of 2004 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 10% over the prior year fourth quarter. Product sales and other revenue was $4,228,000 in the fourth quarter of 2004, down 4% from the prior year fourth quarter. Operating income in the fourth quarter of 2004 increased 91% to $3,487,000, or 20% of net revenue, from $1,828,000, or 13% of net revenue, in the same period last year. Minority interest in the fourth quarter of 2004 was $1,512,000, up 116% over the prior year fourth quarter. This increase is due to the sale of minority interests in existing surgical facilities in 2003 and 2004, as well as surgical facilities acquired in 2004.
For 2004, net income from continuing operations was $3,830,000, or $0.17 per diluted share, as compared to $3,484,000, or $0.16 per diluted share, for 2003. The 2004 results included a pre-tax net gain on the sale of minority interests of $99,000 which contributed $0.01 per share and the 2003 results included a pre-tax net gain on the sale of minority interests of $892,000 which contributed $0.03 per share.

For 2004, total net revenue increased 16% to $64,575,000 from $55,506,000 for 2003. Net revenue from surgical facilities was $46,631,000, up 28% from $36,410,000 in 2003. This revenue increase was primarily due to a 32% increase in total surgical procedures performed in 2004 as compared to 2003. On a same-facility basis, surgical facilities net revenue increased 8% over the prior year. Product sales and other revenue was $17,944,000 in 2004, down 6% from the prior year. Operating income in 2004 increased 52% to $11,221,000, or 17% of net revenue, from $7,377,000, or 13% of net revenue, in 2003. Minority interest in 2004 was $4,927,000, up 86% from 2003.

“I am pleased with our fourth quarter results and the growth we are achieving in our core surgical facilities business, particularly our strong same-facilities revenue growth of 10%, our 91% increase in operating income and our seven percentage point increase in our operating margin,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer.

“In 2004, we invested over $26 million in seven surgery center acquisitions and ended the year with net debt of less than $5 million, leaving us with plenty of available capacity under our $50 million credit facility,” said Mr. Winjum. “We entered 2005 with a continued focus on producing growth within our existing portfolio of 25 surgery centers as well pursuing attractive acquisition and development opportunities to continue our growth momentum,” said Mr. Winjum.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has ownership interests in 25 surgery centers located in 13 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, February 16, 2005. Investors can listen to the call over the Internet by visiting www.fulldisclosure.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through March 15, 2005.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K filed on March 29, 2004. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Condensed Consolidated Statement of Operations
(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenue:
Surgical facilities	$13,249	$9,208	$46,631	$36,410
Product sales and other	4,228	4,403	17,944	19,096
Total net revenue	17,477	13,611	64,575	55,506

Operating expenses:
Salaries, wages and benefits	5,681	4,877	21,580	20,297
Cost of sales and medical supplies	4,123	3,203	15,567	13,395
Selling, general and administrative	3,586	2,986	13,719	11,760
Depreciation and amortization	600	717	2,488	2,677
Total operating expenses	13,990	11,783	53,354	48,129

Operating income	3,487	1,828	11,221	7,377

Interest (income) expense, net	77	-	140	(12)
Minority interest	1,512	701	4,927	2,656
Earnings of nonconsolidated affiliate	(23)	-	(23)	-
Gain on sale of minority interests	-	(966)	(99)	(892)
Other (income) expense, net	(49)	(128)	(105)	(181)
Income before income taxes	1,970	2,221	6,381	5,806
Income tax provision	787	885	2,551	2,322

Net income from continuing operations	1,183	1,336	3,830	3,484
Net income from discontinued operations	35	2	629	7

Net income	$1,218	$1,338	$4,459	$3,491

Earnings per common share - diluted:
Earnings from continuing operations	$0.05	$0.06	$0.17	$0.16
Earnings from discontinued operations	-	-	0.02	-
Net earnings per diluted share	$0.05	$0.06	$0.19	$0.16

Shares used in computing diluted earnings per share	23,337	22,601	23,088	22,114

Selected Operating Data:

ASCs operated at end of period	25	17	25	17
Procedures performed during the period	17,132	11,435	58,776	44,677
Cash flow provided by operating activities	$5,072	$5,204	$10,474	$9,597
Cash flow provided by (used in) investing activities	$(5,231)	$1,854	$(27,630)	$13
Cash flow provided by (used in) financing activities	$(1,822)	$50	$5,743	$1

	December 31,	December 31,
Balance Sheet Data:	2004	2003

Cash and cash equivalents	$500	$11,801
Accounts receivable, net	10,237	8,219
Working capital	5,620	16,892
Total assets	77,202	63,888
Long-term debt	5,314	74
Minority interest	8,516	5,841
Shareholders' equity	54,621	50,113